EXHIBIT 10xii

STRYKER CORPORATION
EXECUTIVE MANAGEMENT AGREEMENT

I, Dean Bergy and Stryker Corporation ("Stryker" or "the Company") have enjoyed significant mutual prosperity and success during my time with the Company, including my most recent experience as Vice President, Chief Financial Officer ("CFO").   This prosperity and success has transformed the Company into a true world leader in numerous branches of the medical technology field.   Stryker and my fellow Stryker officers and executives have acknowledged and accepted that the Company must cultivate its talent and transition leadership to individuals who will best position the Company for continued success and I would like to assist in the transition to help ensure the continued success of the Company.  My transition out of Stryker to pursue charitable endeavors changes my role, and this Agreement sets forth the terms of my new role to assist in the transition of my responsibilities to others and my departure from Stryker.

1.                  Transition of Duties and Voluntary Resignation:  Effective December 1, 2008, and through March 31, 2009, I will report to Curt Hartman, Vice President, Finance.  Effective April 1, 2009, I resign from the office of Vice President, CFO of the Company, thereby relinquishing all authority to bind or obligate Stryker to any person or entity in any way, and I will not represent or imply to any person or entity that I have any such authority.  Effective March 31, 2011 ("the Resignation Date"), I resign from my employment with Stryker with the intention of pursuing charitable endeavors.  Stryker accepts my resignation from office and from employment, and my permanent Stryker personnel records will reflect my voluntary resignation effective as of the Resignation Date.

2.                  Advisor Duties:  From April 1, 2009, through March 31, 2011, I will continue my full-time employment with Stryker as an Advisor to the CFO.  In that role I will: (a) provide advice and information related to the CFO transition process; (b) serve as a key advisor to the CFO of Stryker with regard to various financial matters and relationships with investors; (c) provide requested advice on potential mergers and acquisitions; and (d) otherwise cooperate and perform other duties and responsibilities as assigned by the CFO or a designee.  To perform this role, I will maintain an office, as determined by the Company, at the Stryker Trade Centre location in Portage, Michigan.

3.                  Compensation and Benefits:  My compensation and benefits shall be as follows:

(a)                An annual salary of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00), less all applicable federal, state and local withholding taxes.

(b)               Bonus-eligibility for the 2008 bonus year, subject to the terms of my 2008 Annual Bonus Objectives.

(c)                Continuation of my health insurance, short-term disability, long-term disability, and life insurance benefits, as presently constituted or as amended, subject to the plan(s) terms and conditions and any changes Stryker may make to those plans.

(d)               Continuation of my participation in the Stryker Corporation 401(k) Savings & Retirement Plan and Supplemental Savings & Retirement Plan subject to the plan documents and ERISA.

I acknowledge that I will not be eligible to receive a bonus or any other compensation in 2009, 2010 and 2011 except for the compensation set forth in this Agreement.

My base salary and benefits will end at the close of business on the Resignation Date, except for (a) any benefits to which I may be entitled after the Resignation Date according to the terms of Stryker's written benefit plans, (b) my right to purchase continued health coverage under COBRA, and (c) any rights or benefits that may not be waived as a matter of law.

4.                  Stock Options:  For purposes of options to purchase stock granted on or before December 31, 2008, each option I hold shall vest and remain exercisable in accordance with its original terms.  With respect to these options, I acknowledge that I will cease to be an employee on the Resignation Date and that accordingly, pursuant to the terms of the stock option plan(s) under which they were granted, as of the Resignation Date (a) any unvested Options will lapse, and (b) any Options that have vested as of that date will lapse unless exercised within thirty (30) days after such date according to the terms of such plans. I acknowledge and accept that I will not be granted additional options after December 31, 2008.

5.                  Cooperation.  I agree that up to and following my resignation of employment with Stryker, I will cooperate with and assist Stryker in the resolution of corporate structure issues; employment and other legal claims and lawsuits; internal and external investigations of Stryker and its employees; and other workplace issues concerning which I have knowledge.  I agree to execute the documents necessary to resign as a director, member, shareholder, officer or any other position from Stryker and/or its affiliated entities.  Cooperation will include, but not be limited to, assistance with any lawsuits or claims brought against Stryker by any person or entity or any past, present, or future Stryker employee, any lawsuit or claim brought on behalf of Stryker and/or any requests to prepare or execute materials related to the organizational structure of Stryker Corporation and its affiliated entities.  Following the Termination Date, if Stryker requests anything more than infrequent cooperation or the cooperation would require a significant amount of time from me, Stryker agrees to provide reasonable compensation to me for my ongoing cooperation.

6.                  Indemnification.  This Agreement does not modify the terms of the Indemnification Agreement between the Company and me dated effective October 24, 2007 ("Indemnification Agreement"), except that the definition of "Indemnifiable Event" in Section 1(d) of the Indemnification Agreement shall be amended to add the words "Advisor to the CFO" after the words "Vice President, Chief Financial Officer" in two places, the purpose of which is to extend the Indemnification Agreement to employee's role as an Advisor to CFO.

7.                  Complete Release and Subsequent Release:  By signing this Agreement, and in exchange for the consideration provided to me under this Agreement, I waive and release Stryker from any claims or allegations of any kind that arose or existed at any time before the time I signed this Agreement.  This release includes, but is not limited to, any claims or allegations related to or arising from my employment, my resignation from employment, or any events during or related to my employment.  This is a general and complete release that applies to any claim or allegation whether presently known or unknown to me, whether arising under federal, state or local statute, regulation, common law, equity, or any other grounds.  This release does not apply to any claim that may arise after I sign this Agreement, to any claim that cannot be released as a matter of law, or to any vested interest that I may have in any retirement plans.

I make this release on behalf of myself and my heirs, personal representatives, successors and assigns, and any other person who could make a claim or allegation based upon my employment relationship with Stryker.  This release applies to Stryker Corporation, subsidiaries, divisions, and affiliated organizations, and their directors, officers, employees, agents, successors, assigns, and any employee benefit plan or funds established, sponsored or administered by any of them.

I also agree that on or about the Resignation Date, I will execute an additional complete release of claims in the form of "Attachment A" to this Agreement.

8.                  Status of Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement:  I acknowledge and affirm the obligations set forth in the Stryker Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement ("the Employment Agreement") that I signed on March 11, 2006, with the exception that Articles 6.6 and 6.7 are null and void.

9.                  Communications:  I agree that, at all times, I will refrain from taking any actions or making any statements, oral or written, which have the purpose or effect of injuring or in any way detracting from the reputations of Stryker, its parent or affiliate companies, subsidiaries, and divisions and their present and former divisions, officers, and employees or causing any person or entity to refrain from or cease any employment or business relationship with Stryker, its parent company, subsidiaries and divisions.  I also understand and accept that Stryker agrees that, except as prohibited by law, it will refrain from taking any actions or making any statements, which have the purpose or effect or injuring or in any way detracting from my reputation.

10.              Acknowledgments:  I expressly acknowledge the following:

(a)                The Agreement provides, in part, for my release of any claim that I may have under the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.

(b)               I understand that in order to accept this Agreement I must return a signed copy of this Agreement to Michael Rude, Stryker's Vice President, Human Resources, within 21 calendar days after I was provided with this Agreement.

(c)                I acknowledge that I have been given a period of at least 21 calendar days to consider this Agreement before signing it.  If the 21-day period has not elapsed at the time I sign this Agreement, I acknowledge that I have voluntarily chosen to sign this Agreement before the expiration of that period.

(d)               I understand that I may revoke this Agreement in writing within 7 days after I sign it, and the Agreement will not become effective or enforceable until the end of the 7-day period.  To be effective, my written revocation stating at minimum "I hereby revoke the Agreement" must be received by Michael Rude, Vice President, Human Resources, within 7 days after the date I sign this Agreement.

(e)                I understand that I am not required to sign this Agreement.  I acknowledge that I have carefully read this Agreement, I fully understand the meaning and effect of its terms, and I am signing it voluntarily.  The Company advises me to consult with an attorney (at my own expense) before signing this Agreement, and I acknowledge that I have done so if and to the extent I deemed necessary.

(f)                 Certain payments and benefits to be provided to me under the Agreement are not payments and benefits to which I would have been entitled if I did not enter into this Agreement.

11.              Confidentiality:  I agree that I will keep the terms of this Agreement confidential and will not disclose them to any third party, except that I may disclose those terms (a) as required by law or court order (only after informing Stryker immediately upon my receipt of notice of the required disclosure); (b) on a confidential basis to my spouse, attorneys or financial advisors; or (c) as necessary to enforce this Agreement.  I acknowledge and accept that the Company agrees, to the extent possible, to do the same.

12.              Choice of Law, Forum Selection, and Remedies:  This Agreement shall be governed by the laws of the State of Michigan, that any legal action or claim relating to the terms of this Agreement shall be filed, heard and decided exclusively in the state courts in Kalamazoo County, Michigan, or the U.S. District Court for the Western District of Michigan (the "Courts") and the parties consent to the personal jurisdiction and venue of the Courts.  I agree that if I violate any material term of this Agreement, Stryker can discontinue any payment or any benefits owed under the Executive Management Agreement and have returned any monies paid under that Agreement.

13.              Amendment; Waiver; Severability:  This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument signed by each Party to this Agreement or, in the case of a waiver, by or on behalf of the Party waiving compliance.  No waiver by either Party at any time of any breach or non-performance of this Agreement by the other Party will be deemed a waiver of any prior or subsequent breach or non-performance.  If any provision of this Agreement is deemed illegal, invalid or unenforceable the Parties will endeavor to replace it by another provision that will as closely as possible reflect their original intention.  The validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

14.              Entire Agreement:  This Agreement and the schedules, exhibits, attachments or other documents to which it refers contain the entire agreement between Stryker and me relating to this subject matter, with the exception of the Employment Agreement and the Indemnification Agreement.  Further, there are no other assurances, representations, promises or inducements between Stryker and me other than those agreements.

                                                                        Stryker Corporation

/s/ DEAN H. BERGY                                                              By /s/ STEPHEN P. MACMILLAN

Dean H. Bergy                                                                         Stephen P. MacMillan

                                                                                                Chief Executive Officer

Date:  December 15, 2008                                                       Date:  December 15, 2008

ATTACHMENT A

RELEASE AGREEMENT

This Release Agreement (the "Agreement") is executed by Dean H. Bergy, acting for himself and his heirs, successors, personal representatives and assigns (subsequently referred to as "Mr. Bergy").

1.                  Complete Release:  By signing this Agreement, and in exchange for the consideration provided to me under this Agreement, I waive and release Stryker from any claims or allegations of any kind that arose or existed at any time before the time I signed this Agreement.  This release includes, but is not limited to, any claims or allegations related to or arising from my employment, my resignation from employment, or any events during or related to my employment.  This is a general and complete release that applies to any claim or allegation whether presently known or unknown to me, whether arising under federal, state or local statute, regulation, common law, equity, or any other grounds.  This release does not apply to any claim that may arise after I sign this Agreement, to any claim that cannot be released as a matter of law, or to any vested interest that I may have in any retirement plans.

I make this release on behalf of myself and my heirs, personal representatives, successors and assigns, and any other person who could make a claim or allegation based upon my employment relationship with Stryker.  This release applies to Stryker Corporation, subsidiaries, divisions, and affiliated organizations, and their directors, officers, employees, agents, successors, assigns, and any employee benefit plan or funds established, sponsored or administered by any of them.

2.                  Acknowledgments:  I expressly acknowledge the following:

(a)                The Agreement provides, in part, for my release of any claim that I may have under the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.

(b)               I understand that in order to accept this Agreement I must return a signed copy of this Agreement to Michael Rude, Stryker's Vice President, Human Resources, within 21 calendar days after I was provided with this Agreement.

(c)                I acknowledge that I have been given a period of at least 21 calendar days to consider this Agreement before signing it.  If the 21-day period has not elapsed at the time I sign this Agreement, I acknowledge that I have voluntarily chosen to sign this Agreement before the expiration of that period.

(d)               I understand that I may revoke this Agreement in writing within 7 days after I sign it, and the Agreement will not become effective or enforceable until the end of the 7-day period.  To be effective, my written revocation stating at minimum "I hereby revoke the Agreement" must be received by Michael Rude within 7 days after the date I sign this Agreement.

(e)                I understand that I am not required to sign this Agreement.  I acknowledge that I have carefully read this Agreement, I fully understand the meaning and effect of its terms, and I am signing it voluntarily.  The Company advises me to consult with an attorney (at my own expense) before signing this Agreement, and I acknowledge that I have done so if and to the extent I deemed necessary.

(f)                 Certain payments and benefits to be provided to me under the Agreement are not payments and benefits to which I would have been entitled if I did not enter into this Agreement.

/s/ DEAN H. BERGY

Dean H. Bergy

Date: December 15, 2008